Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Steven N. Barlow
Vice President, Investor Relations
ExlService Holdings, Inc.
280 Park Avenue
New York, NY 10017
(212) 624-5913
ir@exlservice.com

EXL REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS

2015 Fourth Quarter Revenues of $165.9 Million
Diluted EPS (GAAP) of $0.43
Adjusted Diluted EPS (Non-GAAP) of $0.56
2015 Revenues of $628.5 Million
Diluted EPS (GAAP) of $1.51
Adjusted Diluted EPS (Non-GAAP) of $2.03
New York, NY - February 23, 2016 - ExlService Holdings, Inc. (NASDAQ: EXLS), a leading provider of Operations Management and Analytics services, today announced its financial results for the fourth quarter and full year 2015 and provided guidance for full year 2016.
In the fourth quarter, EXL had revenues of $165.9 million, an increase of 22.6% from fourth quarter 2014 (15.3% excluding disentanglement costs) and an increase of 1.4% sequentially. In the fourth quarter, EXL delivered diluted EPS of $0.43 and adjusted diluted EPS of $0.56.
For the full year 2015, EXL achieved revenues of $628.5 million, an increase of 25.9% from 2014 (19.6% excluding disentanglement costs). Operations Management revenues were up 16.8% (10.1% excluding disentanglement costs) from 2014 with increases across verticals. Analytics revenues grew 86.2% year-over-year driven by strong organic growth and the acquisition of RPM Direct. For the full year 2015, EXL delivered diluted EPS of $1.51 and adjusted diluted EPS of $2.03.
Rohit Kapoor, Vice Chairman and CEO, commented, “EXL had a great 2015. Our performance in 2015 demonstrated the strength of our strategy. We delivered strong revenue growth and sustainable margin improvement. Our strategy of differentiated operations management capabilities powered by the Business EXLerator framework and a suite of BPaaS solutions helped us grow revenue with existing clients and acquire new clients. Our domain expertise both in Operations Management and in Analytics made us the partner of choice for our clients. The significant development of our Analytics capabilities and the successful acquisition of RPM solidified our position as a front-runner in Analytics.”
Vishal Chhibbar, EXL’s CFO, commented, “We feel confident about 2016 because we have strong momentum from 2015, and our strategy is enabling us to capitalize on a healthy demand in our Operations Management and Analytics businesses. For 2016, we are providing revenue guidance of $690 million to $706 million, representing annual revenue growth of 11% to 14% at constant currency. Our adjusted diluted earnings per share guidance is $2.25 to $2.35, representing an increase of 11% to 16%.”

Effective for the quarter and year ended December 31, 2015, EXL revised the composition of its reportable segments in line with how it manages its business. The new reportable segments are Operations Management and Analytics. Business Transformation (previously part of the Analytics and Business Transformation segment) is now included within the Operations Management segment. All prior period numbers referred to in this press release have been restated to reflect the new reporting segments. Reconciliations of adjusted financial measures to GAAP are included at the end of this release.

Financial Highlights: Fourth Quarter 2015

•
Revenues for the quarter ended December 31, 2015 were $165.9 million compared to $135.3 million ($143.8 million excluding disentanglement costs) for the quarter ended December 31, 2014, an increase of 22.6% (15.3% excluding disentanglement costs). Revenues for the quarter ended September 30, 2015 were $163.5 million, an increase of 1.4% sequentially.

•
Operations Management revenues for the quarter ended December 31, 2015 were $129.4 million compared to $116.3 million ($124.8 million excluding disentanglement costs) for the quarter ended December 31, 2014, an increase of 11.3% (3.7% excluding disentanglement costs). Revenues for the quarter ended September 30, 2015 were $128.0 million, an increase of 1.1% sequentially. Analytics revenues for the quarter ended December 31, 2015 were $36.5 million compared to $19.0 million for the quarter ended December 31, 2014, an increase of 92.0%. Revenues for quarter ended September 30, 2015 were $35.5 million, an increase of 2.8% sequentially.

•
Gross margin for the quarter ended December 31, 2015 was 36.0% compared to 32.5% (36.5% excluding disentanglement costs) for the quarter ended December 31, 2014 and 36.9% for the quarter ended September 30, 2015. Operations Management gross margin for the quarter ended December 31, 2015 was 36.6% compared to 32.7% (37.3% excluding disentanglement costs) for the quarter ended December 31, 2014 and 36.4% for the quarter ended September 30, 2015. Analytics gross margin for the quarter ended December 31, 2015 was 34.0% compared to 30.7% for the quarter ended December 31, 2014 and 38.7% for the quarter ended September 30, 2015.

•
Operating margin for the quarter ended December 31, 2015 was 10.8% compared to 5.2% (10.8% excluding disentanglement costs) for the quarter ended December 31, 2014 and 12.7% for the quarter ended September 30, 2015. Adjusted operating margin for the quarter ended December 31, 2015 was 14.7% compared to 14.1% for the quarter ended December 31, 2014 and 17.0% for the quarter ended September 30, 2015.

•
Diluted earnings per share for the quarter ended December 31, 2015 was $0.43 compared to $0.22 for the quarter ended December 31, 2014 and $0.44 for the quarter ended September 30, 2015. Adjusted diluted earnings per share for the quarter ended December 31, 2015 was $0.56 compared to $0.48 for the quarter ended December 31, 2014 and $0.58 for the quarter ended September 30, 2015.

Financial Highlights: Full Year 2015

•
Revenues for the year ended December 31, 2015 were $628.5 million compared to $499.3 million ($525.6 million excluding disentanglement costs) for the year ended December 31, 2014, an increase of 25.9% (19.6% excluding disentanglement costs).

•
Operations Management revenues for the year ended December 31, 2015 were $506.3 million compared to $433.7 million ($460.0 million excluding disentanglement costs) for the year ended December 31, 2014, an increase of 16.8% (10.1% excluding disentanglement costs). Analytics revenues for the year ended December 31, 2015 were $122.2 million compared to $65.6 million for the year ended December 31, 2014, an increase of 86.2%.

•
Gross margin for the year ended December 31, 2015 was 35.9% compared to 33.4% (36.7% excluding disentanglement costs) for the year ended December 31, 2014. Operations Management gross margin for the year ended December 31, 2015 was 36.0% compared to 33.9% (37.7% excluding disentanglement costs) for the year ended December 31, 2014. Analytics gross margin for the year ended December 31, 2015 was 35.5% compared to 29.8% for the year ended December 31, 2014.

•
Operating margin for the year ended December 31, 2015 was 10.7% compared to 6.8% (11.5% excluding disentanglement costs) for the year ended December 31, 2014. Adjusted operating margin for the year ended December 31, 2015 was 14.9% compared to 14.8% for the year ended December 31, 2014.

•
Diluted earnings per share for the year ended December 31, 2015 was $1.51 compared to $0.96 for the year ended December 31, 2014. Adjusted diluted earnings per share for the year ended December 31, 2015 was $2.03 compared to $1.82 for the year ended December 31, 2014.

Business Highlights: Fourth Quarter 2015

•	Won nine new clients in the quarter ended December 31, 2015 and 34 new clients in 2015, consisting of 25 new clients in Operations Management and nine new clients in Analytics.

•	Expanded multiple Operations Management relationships, including migrating 38 new processes in the fourth quarter of 2015 and 136 new processes in 2015.

•	Nitin Sahney, an experienced executive in the healthcare industry, was appointed to the Board of Directors effective January 1, 2016.

•	Positioned as a “Leader” in NelsonHall’s “Analytics and Reporting BPS NEAT.”

•	Recognized as an “Industry Leader” in information security by winning the 2015 BPM Security Excellence Award by NASSCOM and the Data Security Council of India.

•	Positioned in the “Winner’s Circle” in the “HfS Blueprint Report: Utilities BPO 2015.”

•	Recognized as an “Emerging Player” in Mindfield’s “Robotic Process Automation: Driving the Next Wave of Cost Rationalization.”

•	Received the XCelent Customer Base award in Celent’s “North American Policy Administration Systems 2015: Life, Annuities, Pension, And Health ABCD Vendor View.”

•	Recorded headcount as of December 31, 2015 of 24,061 compared to 23,715 as of September 30, 2015 and 22,822 (including employees under managed services) as of December 31, 2014.

•	Reported employee attrition for the quarter ended December 31, 2015 of 30.6%, compared with 34.5% for the quarter ended September 30, 2015 and 33.5% for the quarter ended December 31, 2014.
2016 Guidance
Based on current visibility and an Indian rupee to U.S. dollar exchange rate of 68.0, Philippine Peso to U.S. dollar exchange rate of 47.5 and all other currencies at current exchange rates, the Company is providing the following guidance for the calendar year 2016:

•	Revenues of $690 million to $706 million, representing annual revenue growth 11% to 14% at constant currency.

•
Adjusted diluted earnings per share, excluding the impact of stock-based compensation expense, amortization of intangibles and associated tax impacts, of $2.25 to $2.35, representing an increase of 11% to 16%.

Conference Call
ExlService Holdings, Inc. will host a conference call on Tuesday, February 23, 2016 at 8:00 a.m. U.S. eastern time to discuss the Company’s quarterly operating and financial results. The conference call will be available live via the internet by accessing the investor relations section of EXL’s website at ir.exlservice.com, where an accompanying investor-friendly spreadsheet of historical operating and financial data can also be accessed. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software.
To listen to the conference call via phone, please dial 1-877-303-6384 or if dialing internationally, 1-224-357-2191 and an operator will assist you. For those who cannot access the live broadcast, a replay will be available on the EXL website ir.exlservice.com).

About EXL
EXL (NASDAQ: EXLS) is a leading operations management and analytics company that helps businesses enhance growth and profitability in the face of relentless competition and continuous disruption. Using our proprietary award-winning Business EXLerator Framework™, which integrate analytics, automation, benchmarking, BPO, consulting, industry best practices and technology platforms to look deeper to help companies improve global operations, enhance data-driven insights, increase customer satisfaction, and manage risk and compliance. EXL serves the insurance, healthcare, banking and financial services, utilities, travel, transportation and logistics industries. Headquartered in New York, New York, EXL has more than 24,000 professionals in locations throughout the United States, Europe, Asia (primarily India and Philippines), Latin America, Australia and South Africa. For more information, visit www.exlservice.com.
Continuing Statement Regarding Forward-Looking Statements This press release contains forward-looking statements, including our financial guidance. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the EXL's operations and business environment, all of which are difficult to predict and many of which are beyond EXL’s control. Forward-looking statements include information concerning EXL’s possible or assumed future results of operations, including descriptions of its business strategy. These statements may include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of management's experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although EXL believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect EXL’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors are discussed in more detail in EXL’s filings with the Securities and Exchange Commission, including EXL’s Annual Report on Form 10-K for the year ended December 31, 2014. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release. You should keep in mind that any forward-looking statement made herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect EXL. EXL has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

EXLSERVICE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Year ended December 31,		Three months ended December 31,
	2015	2014	2015	2014
Revenues, net	$628,492	$499,278	$165,858	$135,286
Cost of revenues (exclusive of depreciation and amortization)	402,917	332,535	106,116	91,371
Gross profit	225,575	166,743	59,742	43,915
Operating expenses:
General and administrative expenses	77,293	65,381	19,865	18,389
Selling and marketing expenses	49,474	39,294	13,705	10,482
Depreciation and amortization	31,465	28,028	8,294	7,979
Total operating expenses	158,232	132,703	41,864	36,850
Income from operations	67,343	34,040	17,878	7,065
Foreign exchange gain/(loss), net	2,744	(5)	397	323
Other income, net	5,689	3,603	1,389	743
Income before income taxes	75,776	37,638	19,664	8,131
Income tax expense	24,211	5,193	4,902	670
Net income	$51,565	$32,445	$14,762	$7,461
Earnings per share:
Basic	$1.55	$0.99	$0.44	$0.23
Diluted	$1.51	$0.96	$0.43	$0.22
Weighted-average number of shares used in computing earnings per share:
Basic	33,298,104	32,804,606	33,231,716	32,986,276
Diluted	34,178,340	33,636,593	34,272,731	33,761,462

EXLSERVICE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$205,323	$176,499
Short-term investments	13,676	11,577
Restricted cash	1,872	1,395
Accounts receivable, net	92,650	80,244
Prepaid expenses	8,027	5,783
Advance income tax, net	2,432	9,905
Other current assets	15,219	12,533
Total current assets	339,199	297,936
Fixed assets, net	47,991	45,369
Restricted cash	3,319	3,258
Deferred tax assets, net	13,749	16,440
Intangible assets, net	52,733	46,979
Goodwill	171,535	139,599
Other assets	22,257	23,975
Total assets	$650,783	$573,556
Liabilities and Equity
Current liabilities:
Accounts payable	$6,401	$4,663
Short-term borrowings	10,000	—
Deferred revenue	11,518	7,690
Accrued employee cost	44,526	37,606
Accrued expenses and other current liabilities	34,250	40,206
Current portion of capital lease obligations	384	803
Total current liabilities	107,079	90,968
Long term borrowings	60,000	50,000
Capital lease obligations, less current portion	278	560
Non-current liabilities	17,655	12,870
Total liabilities	185,012	154,398
Commitments and contingencies
Preferred stock, $0.001 par value; 15,000,000 shares authorized, none issued	—	—
ExlService Holdings, Inc stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized, 34,781,201 shares issued and 33,091,223 shares outstanding as of December 31, 2015 and 34,203,352 shares issued and 32,905,467 shares outstanding as of December 31, 2014	35	34
Additional paid-in-capital	254,052	233,173
Retained earnings	320,989	269,424
Accumulated other comprehensive loss	(67,325)	(55,509)
Total including shares held in treasury	507,751	447,122
Less: 1,689,978 shares as of December 31, 2015 and 1,297,885 shares as of December 31, 2014, held in treasury, at cost	(42,159)	(27,964)
ExlService Holdings, Inc. stockholders' equity	$465,592	$419,158
Non-controlling interest	179	—
Total equity	$465,771	$419,158
Total liabilities and equity	$650,783	$573,556

EXLSERVICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Reconciliation of Adjusted Financial Measures to GAAP Measures

In addition to its reported operating results in accordance with U.S. generally accepted accounting principles (GAAP), EXL has included in this release adjusted financial measures (adjusted operating margin, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share) that the Securities and Exchange Commission defines as “non-GAAP financial measures.” The adjusted financial measures disclosed by the EXL should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from those financial statements should be carefully evaluated. EXL believes that providing these adjusted measures may help investors better understand EXL’s underlying financial performance. Management also believes that these adjusted financial measures, when read in conjunction with EXL’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results and comparisons of the Company’s results with the results of other companies. EXL believes that it is unreasonably difficult to provide its financial outlook in accordance with GAAP for a number of reasons including, without limitation, EXL’s inability to predict its future stock-based compensation expense under ASC Topic 718 and the amortization of intangibles associated with further acquisitions. EXL also incurs significant non-cash charges for depreciation that may not be indicative of the Company’s ability to generate cash flow.

Additionally, EXL provides certain information on a constant currency basis, which reflects a comparison of current period results translated at the prior period currency rates. This information is provided because EXL believes that it provides useful incremental information to investors regarding EXL’s operating performance.

The following table shows the reconciliation of these adjusted financial measures from GAAP measures for the year ended December 31, 2015 and December 31, 2014, the three months ended December 31, 2015 and December 31, 2014 and for the three months ended September 30, 2015:

Reconciliation of Adjusted Operating Income and Adjusted EBITDA
(Amounts in thousands)

	Year Ended December 31,		Three Months Ended December 31,		Three Months Ended September 30,
	2015	2014	2015	2014	2015
Revenues (GAAP)	$628,492	$499,278	$165,858	$135,286	$163,503
add: Reimbursement of transition and disentanglement costs (a)	—	26,347	—	8,532	—
Revenues (Non-GAAP)	$628,492	$525,625	$165,858	$143,818	$163,503
subtract: Cost of revenues (GAAP)	(402,917)	(332,535)	(106,116)	(91,371)	(103,198)
subtract: Operating expenses (GAAP)	(158,232)	(132,703)	(41,864)	(36,850)	(39,556)
Income from operations (Non- GAAP)	$67,343	$60,387	$17,878	$15,597	$20,749
add: Stock-based compensation expense (b)	16,047	11,011	3,768	2,493	4,471
add: Amortization of acquisition-related intangibles (c)	10,226	6,623	2,717	2,157	2,642
Adjusted operating income (Non-GAAP)	$93,616	$78,021	$24,363	$20,247	$27,862
Adjusted operating income margin as a % of Revenues (Non-GAAP)	14.9%	14.8%	14.7%	14.1%	17.0%
add: Depreciation	21,239	21,405	5,577	5,822	5,415
Adjusted EBITDA (Non-GAAP)	$114,855	$99,426	$29,940	$26,069	$33,277
Adjusted EBITDA margin as a % of Revenues (Non-GAAP)	18.3%	18.9%	18.1%	18.1%	20.4%

(a) To exclude reimbursement of transition and disentanglement costs for a disclosed client issue.
(b) To exclude stock-based compensation expense under ASC Topic 718.
(c) To exclude amortization of acquisition-related intangibles.

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Amounts in thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,		Three Months Ended September 30,
	2015	2014	2015	2014	2015
Net income (GAAP)	$51,565	$32,445	$14,762	$7,461	$15,162
add: Stock-based compensation expense (a)	16,047	11,011	3,768	2,493	4,471
add: Amortization of acquisition-related intangibles (b)	10,226	6,623	2,717	2,157	2,642
add: reimbursement of transition and disentanglement costs (c)	—	26,347	—	8,532	—
subtract: Tax impact on stock-based compensation expense	(6,081)	(4,205)	(1,431)	(951)	(1,704)
subtract: Tax impact on amortization of acquisition-related intangibles	(2,484)	(879)	(679)	(348)	(656)
subtract: Tax impact on reimbursement of transition and disentanglement costs	—	(10,012)	—	(3,242)	—
Adjusted net income (Non-GAAP)	$69,273	$61,330	$19,137	$16,102	$19,915
Adjusted diluted earnings per share (Non-GAAP)	$2.03	$1.82	$0.56	$0.48	$0.58

(a) To exclude stock-based compensation expense under ASC Topic 718.
(b) To exclude amortization of acquisition-related intangibles.
(c) To exclude reimbursement of transition and disentanglement costs for a disclosed client issue.